As filed with the Securities and Exchange Commission on July 21, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RAYONIER INC.

(Exact name of Registrant as specified in its charter)

North Carolina	13-2607329
(State of incorporation)	(I.R.S. Employer Identification Number)

50 North Laura Street

Jacksonville, Florida 32202

(904) 357-9100

(Address, including zip code, and telephone number,

including area code, of Registrant’s principal executive offices)

W. Edwin Frazier, III

Vice President, Governance and

Corporate Secretary

50 North Laura Street

Jacksonville, Florida 32202

(904) 357-9100

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:  From time to time after this registration statement becomes effective, as determined by market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐ ________________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ _________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered (1) (2)(3)	Proposed Maximum Aggregate Offering Price (4) (5)	Amount of Registration Fee

Debt Securities (6)
Common Stock
Preferred Stock
Total	$500,000,000	$40,450

(1)	Certain information as to each class of securities to be registered is not specified in accordance with General Instruction II. D. to Form S-3.
(2)	An indeterminate principal amount or number of shares of Common Stock, Preferred Stock and Debt Securities may be issued from time to time at indeterminate prices, with an aggregate offering price not to exceed $500,000,000.
(3)	This registration statement also covers an indeterminate amount of securities that may be issued in exchange for, or upon conversion or exercise of the Preferred Stock registered hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. No separate consideration will be received for any securities registered hereunder that are issued in exchange for, or upon conversion of the Preferred Stock registered hereunder.
(4)	Rule 457(o) permits the registration statement fee to be calculated on the basis of the maximum offering price of all of the securities listed and, therefore, the table does not specify by each class information as to the amount to be registered or the proposed maximum offering price per security.
(5)	In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed $500,000,000.
(6)	If any debt securities are issued at an original issue discount, then the offering price may be increased by an amount such that the gross proceeds to be received by us shall be equal to the above amount to be registered.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 21, 2003

PROSPECTUS

$500,000,000

RAYONIER INC.

DEBT SECURITIES

COMMON STOCK

PREFERRED STOCK

We may offer and sell, from time to time, the following securities under this Prospectus:

•	debt securities;

•	shares of common stock; and

•	shares of preferred stock.

This prospectus describes the general terms of these securities and the general manner in which we will offer the securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the securities.

Our common stock is listed on the New York Stock Exchange under the symbol “RYN.”

INVESTING IN ANY OF OUR SECURITIES INVOLVES RISK. YOU SHOULD CAREFULLY CONSIDER EACH OF THE FACTORS DESCRIBED UNDER “RISK FACTORS” WHICH BEGINS ON PAGE 3 OF THIS PROSPECTUS BEFORE YOU MAKE AN INVESTMENT IN THE SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                  , 2003.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any dealer, salesman or any other person to provide you with additional or different information. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information in this prospectus or any prospectus supplement or in any document incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document containing the information. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf registration process, we may, over time, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering and the securities. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. The information in this prospectus is accurate as of July 21, 2003. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

Some of the information included in this prospectus, any prospectus supplement and the documents we incorporate by reference contain forward-looking statements. These statements use forward-looking words such as “may,” “will,” “anticipate,” “believe,” “expect,” “project” or other similar words. These statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition or state other “forward-looking” information.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus, any prospectus supplement and the documents we have incorporated by reference. These statements reflect our current views with respect to future events and are subject to various risks, uncertainties and assumptions including, but not limited to, the following:

•	fluctuations in global market trends and world events that could impact customer demand;

•	interest rate and currency movements;

•	fluctuations in demand for cellulose specialties, absorbent materials, and timber and wood products;

•	adverse weather conditions;

•	changes in production costs for wood products and performance fibers, particularly for raw materials such as wood, energy and chemicals;

•	shortages in availability of hardwood;

•	unexpected delays in the closing of land sale transactions; and

•	implementation or revision of governmental policies and regulations affecting the environment, import and export controls and taxes.

Many of such factors are beyond our ability to control or predict. Readers are cautioned not to put undue reliance on forward-looking statements.

THE COMPANY

We are a leading international forest products company primarily engaged in the production and sale of high value-added performance cellulose fibers and activities associated with timberland management, including the sale of timber and timberlands. We focus our corporate strategy on two core businesses: (i) performance fibers and (ii) timber and land, as a platform for growth and enhanced financial performance. We own and operate two performance fiber mills and own, lease or control approximately 2.2 million acres of timberland located primarily in the United States and New Zealand.

Our executive offices are located at 50 North Laura Street, Jacksonville, Florida 32202, and our telephone number is (904) 357-9100. Our website address is www.rayonier.com. The information contained on our website is not part of this prospectus.

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any prospectus supplement to “Rayonier,” “we,” “us,” or “our” are to Rayonier Inc. and its subsidiaries on a consolidated basis.

RISK FACTORS

Investing in our securities involves a significant degree of risk, including the risks described below. You should carefully consider the following risk factors, together with all of the other information presented in this prospectus, any prospectus supplement, and the documents we have incorporated by reference in deciding whether to invest in our securities. Each of these factors could adversely affect the market price of our securities and our financial results.

Risks Related to Our Business

The cyclical nature of the forest products industry could adversely affect our results of operations

Our financial performance is dependent on the selling prices of our products. The markets for absorbent materials, timber and wood products are cyclical and are influenced by a variety of factors beyond our control. For example, the demand for sawtimber is primarily affected by the level of new residential construction activity, the supply of manufactured timber products including imports of timber products and, to a lesser extent, repair and remodeling activity and other industrial uses. The demand for absorbent materials is related to the demand for disposable products such as diapers and feminine hygiene products. These activities are, in turn, subject to fluctuations due to:

•	changes in domestic and international economic conditions;

•	interest and currency rates;

•	population growth; and

•	weather conditions.

In addition, our results of operations are subject to global economic changes as supplies of wood fiber and pulp and paper production capacity shift in response to changing economic conditions.

Changes in global market trends and world events could impact customer demand

The global reach of our business causes it to be subject to unexpected, uncontrollable and rapidly changing events and circumstances in addition to those experienced in United States locations. Negative changes in the following factors, among others, could have a negative impact on our business and results of operations:

•	effects of exposure to currency other than United States dollars, due to non-U.S. customers and foreign manufacturing operations, particularly in New Zealand;

•	regulatory, social, political, labor or economic conditions in a specific country or region; and

•	trade protection laws, policies and measures and other regulatory requirements affecting trade and investment, including loss or modification of exemptions for taxes and tariffs, and import and export licensing requirements.

Changes in production costs may adversely effect our financial condition

Production costs for our wood products and performance fibers can be affected by increases or decreases in raw material prices, particularly for raw materials such as wood, energy and chemicals. These raw materials fluctuate in price as a result of changing economic conditions or due to particular supply and demand considerations. In particular, we are currently experiencing a limited availability of hardwood which has resulted in increased production costs. Increases in production costs could have a material adverse effect on our business, financial condition and results of operations.

Forestry and environmental regulations restrict timber harvesting and may otherwise restrict our ability to conduct our business

If regulatory permits are delayed, restricted or rejected, a variety of operations on our timberlands could be delayed or restricted. In connection with a variety of operations on our properties, we are required to make regulatory filings with state agencies in the states in which we operate. Any of these agencies could delay review of or reject any of our filings. Any delay associated with a filing could result in a delay or restriction in replanting, thinning, insect control, fire control or harvesting, any of which could have an adverse effect on our operating results.

For example, in Washington state, we are required to file a Forest Practice Application for each unit of timber to be harvested. These applications may be denied or restricted by the regulatory agency or appealed by other parties, including citizen groups. Appeals or actions of the regulatory agencies could delay or restrict timber harvest activities pursuant to these permits. Delays or harvest restrictions on a significant number of applications could have an adverse effect on our operating results.

Environmental groups and interested individuals may seek to delay or prevent a variety of operations on our timberlands. We expect that environmental groups and interested individuals will intervene with increasing frequency in the regulatory processes in the states where we own timberlands. In Washington state, environmental groups and interested individuals may appeal individual forest practice applications or file petitions with the Forest Practices Board to challenge the regulations under which forest practices are approved. These and other challenges could materially delay or prevent operations on our properties. Delays or restrictions due to the intervention of environmental groups or interested individuals could adversely affect our operating results.

In addition to intervention in regulatory proceedings, interested groups and individuals may file or threaten to file lawsuits that seek to prevent us from implementing our operating plans. Any lawsuit or even a threatened lawsuit could delay harvesting on our timberlands. Among the remedies that could be enforced in a lawsuit is a judgment entirely preventing or restricting harvesting on a part of our timberlands.

Other regulations and environmental risks may adversely affect us. Our operations and properties are subject to laws and regulations governing forestry operations, the environment, and health and safety. Some of these laws and regulations could impose on us significant costs, penalties and liabilities for violations or existing conditions whether or not we caused or knew about them. Our lands are also subject to laws and regulations designed to protect wetlands and threatened or endangered species, which may restrict future harvesting, road building and other activities.

We may currently own or may acquire properties subject to environmental and other liabilities. We may currently own or may acquire timberlands subject to environmental liabilities, such as cleanup of hazardous substance contamination and other existing or potential liabilities of which we are not currently aware. While timberlands do not generally carry as high a risk of environmental contamination as industrial properties, the cost of cleanup of contaminated properties could increase our operating costs. We may not be able to recover any of these liabilities from the sellers of these properties. We also could be subject to claims or losses under environmental laws for conditions on those properties that are not revealed through investigations by environmental consultants before their acquisition.

The impact of existing regulatory restrictions on future harvesting activities may be underestimated. Federal, state and local laws and regulations intended to protect threatened and endangered species, as well as waterways and wetlands, limit and may prevent timber harvesting, road building and other activities on our timberlands. The threatened and endangered species restrictions apply to activities that would kill, injure or harass a protected species or significantly degrade its habitat. The size of the area subject to restriction will vary depending on the protected species at issue, the time of year and other factors, but can range from less than one to several thousand acres. A number of species that naturally live on or near our timberlands, including the northern spotted owl, marbled murrelet, bald eagle, several species of salmon and trout in the Northwest, and the red cockaded woodpecker, bald eagle, wood stork, red hill salamander, and flatwoods salamander in the Southeast, are protected under the Federal Endangered Species Act or similar state laws.

As we gain additional information regarding the presence of threatened or endangered species on our timberlands, or if regulations become more restrictive, the amount of our timberlands subject to harvest restrictions could increase.

Regulation may become more restrictive and reduce the amount of our timber that is available for harvesting. Laws, regulations and related judicial decisions and administrative interpretations affecting our business are subject to change and new laws and regulations that may affect our business are frequently enacted. These changes may adversely affect our ability to sell timber and our operating results. These laws and regulations may relate to, among other things:

•	the protection of timberlands;

•	endangered species;

•	air and water quality;

•	timber harvesting practices; and

•	recreation and aesthetics.

Over time, the number of environmental, endangered species and forestry laws and regulations has increased markedly and the enforcement of these laws and regulations has intensified. We believe that these laws and regulations will continue to become more restrictive.

Changes in demand for “higher and better use” properties may affect land sale revenues

We regularly sell 2-4% of our timberland base each year in order to realize the appreciated value of our land holdings. The majority of such sales consist of properties that have become more valuable for development or conservation than for growing timber. A number of factors, including a slow down in commercial or residential real estate development, particularly along the I-95 corridor in Florida and Georgia, or a reduction in the availability of public funding for conservation projects, could reduce the demand for such properties and negatively affect revenues from our land sale program.

Changes in supply may affect timber prices and our revenues

Some governmental agencies, principally the U.S. Forest Service and the Bureau of Land Management, own large amounts of timberlands. If these agencies choose to sell more timber than they have been selling in recent years, timber prices could fall.

Our industry is very competitive

The forest products industry is very competitive in terms of price and quality. Many of our competitors have substantially greater financial and operating resources than we do and own more timberlands than we do. In addition, wood products are subject to significant competition from a variety of non-wood and engineered wood products. Also, we are subject to competition from lumber products and logs imported from foreign sources to the United States as well as to the export markets served by us. To the extent there is a significant increase in competitive pressures from substitute products or other domestic or foreign suppliers, our business could be substantially negatively affected.

Weather and other natural conditions may limit our timber harvest

Weather conditions, timber growth cycles and restrictions on access may limit harvesting of our timberlands, as may other factors, including damage by fire, insect infestation, disease, prolonged drought and natural disasters.

We do not insure against losses of timber from any causes, including fire

The volume and value of timber that can be harvested from our timberlands may be reduced by:

•	fire;

•	insect infestation;

•	severe weather;

•	disease;

•	natural disasters; and

•	other causes beyond our control.

A reduction in our timber inventory could hurt our financial results and cash flows. As is typical in the industry, we do not maintain insurance for any loss to our timber, including losses due to these causes.

A significant portion of the timberland that we own, lease or control is concentrated in a geographic area

We own, lease or control approximately 2.2 million acres of timberland located primarily in the United States and New Zealand. Approximately 1.7 million acres are located principally in Georgia, Florida and Alabama. Accordingly, if the level of production from these forests substantially declines, it could have a material adverse effect on our overall production levels and our revenues.

Our operating and financial flexibility, including our ability to borrow money, is limited by certain debt arrangements

We have significant debt arrangements in place at our major timberland subsidiary, Rayonier Timberlands Operating Company, L.P., including a $75 million revolving credit facility and four series of long term installment notes totaling $485 million, all arranged in connection with a large timberland acquisition in October of 1999. In addition, we have a number of other debt arrangements in place, including, but not limited to, a revolving credit facility, medium-term notes due 2004 and five series of pollution control and solid waste disposal revenue bonds. We may be limited in our ability to borrow money by covenants in these various debt agreements. As a result, we may not be able to borrow money to finance our operations or to make acquisitions. Additionally, some covenants in our debt agreements restrict our ability to:

•	incur liens;

•	engage in mergers, consolidations or asset dispositions;

•	sell, lease, transfer or otherwise dispose of assets;

•	permit our subsidiaries to incur debt;

•	change our business; or

•	permit us or our subsidiaries to change accounting practices.

Our credit facility contains covenants that require us to maintain compliance with financial ratios such as debt to EBITDA and EBITDA to interest expense, among others. EBITDA is defined as earnings from continuing operations before interest expense, income taxes, depreciation, depletion, amortization and the non-cash cost of land sales. EBITDA is a non-GAAP measure of our gross cash generating capacity. If we are unable to meet the terms of these covenants or if we breach any of these covenants, a default could result under our revolving credit facility. A default, if not waived by our lenders, could impair our ability to obtain funds under our revolving credit facility and could result in outstanding amounts thereunder becoming immediately due and payable. If acceleration occurs, we may not be able to repay our debt and we may not be able to borrow sufficient additional funds to refinance the debt.

We are dependent upon key personnel

We believe that our success depends, to a significant extent, upon the efforts and abilities of our senior operating management team. Our failure to retain the key members of our senior operating management team could adversely affect our financial condition or results of operations.

Our failure to maintain satisfactory labor relations could have a material adverse effect on our business

Approximately 40% of our work force is unionized. As a result, we are required to negotiate the wages, benefits and other terms with many of our employees collectively. Our financial results could be adversely affected if labor negotiations were to restrict our ability to maximize the efficiency of our operations. Our inability to negotiate acceptable contracts with any of these unions as existing agreements expire could result in strikes by the affected workers and increased operating costs as a result of higher wages or benefits paid to union members. If the unionized employees were to engage in a strike or other work stoppage, or other employees were to become unionized, we could experience a significant disruption of our operations and higher on-going labor costs, which could have a material adverse effect on our business, results of operations and financial condition.

Risks Specific to Offered Securities

Risks specific to the securities offered from time to time by us pursuant to this prospectus as supplemented by a prospectus supplement will be described in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy at prescribed rates any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

The SEC allows us to “incorporate by reference” the information we file, which means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities or we terminate this offering:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed March 21, 2003.

•	Our Quarterly Report on Form 10-Q for the period ended March 31, 2003 filed May 9, 2003.

•	Our definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on March 26, 2003.

•	Current Report on Form 8-K filed May 23, 2003.

We make available free of charge on or through our Internet website, www.rayonier.com, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:

Investor Relations Department

Rayonier Inc.

50 North Laura Street

Jacksonville, Florida 32202

(904) 357-9100

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of those documents.

USE OF PROCEEDS

Unless otherwise provided in a prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus and any prospectus supplement for our general corporate purposes, which may include repayment of indebtedness, the financing of capital expenditures, future acquisitions, share repurchases and additions to our working capital.

RATIOS OF EARNINGS TO FIXED CHARGES AND

EARNINGS TO FIXED CHARGES PLUS PREFERRED STOCK DIVIDENDS

Our ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends for each of the periods indicated are as follows:

	Three Months Ended March 31,		Year Ended December 31,
	2003		2002		2001		2000		1999		1998
Ratio of earnings to fixed charges	1.67	x	2.14	x	2.16	x	2.24	x	3.20	x	3.36	x
Ratio of earnings to fixed charges and preferred stock dividends	1.67	x	2.14	x	2.16	x	2.24	x	3.20	x	3.36	x

We computed the ratios of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, earnings consist of: income from continuing operations before income taxes, plus interest expense and other financial charges and the amortization of capitalized interest. Fixed charges consist of: interest expense including interest attributable to operating leases and other financial charges, plus capitalized interest. Because we have no preferred stock outstanding, our ratios of earnings to fixed charges and preferred stock dividends are the same as our ratios of earnings to fixed charges.

DESCRIPTION OF DEBT SECURITIES

We will issue our debt securities under an Indenture between us, as issuer, and a bank or trust company, as Trustee. The debt securities will be governed by the provisions of the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. We and the Trustee may enter into supplements to the Indenture from time to time for various purposes, including establishing the form and terms of a particular series of debt securities.

This description is a summary of the material provisions of the debt securities and the Indenture. We urge you to read the form of the Indenture filed as an exhibit to the registration statement of which this prospectus is a part because the Indenture, and not this description, governs your rights as a holder of debt securities. You can find the definitions of capitalized terms used in this description under “Certain Definitions” below.

General

Any series of debt securities that we issue:

•	will be our general obligations; and

•	will rank equally in contractual right of payment with our other unsubordinated indebtedness.

The Indenture does not limit the total amount of debt securities that we may issue. We may issue debt securities under the Indenture from time to time in separate series, up to the aggregate amount authorized for each such series.

We will prepare a prospectus supplement and either an indenture supplement or a resolution of our board of directors and an accompanying officers’ certificate relating to any series of debt securities that we offer, which will include specific terms relating to some or all of the following:

•	the form and title of the debt securities of that series;

•	the total principal amount of the debt securities of that series;

•	the date or dates on which the debt securities of that series may be issued;

•	the portion of the principal amount which will be payable if the maturity of the debt securities of that series is accelerated;

•	any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable;

•	the dates on which the principal and premium, if any, of the debt securities of that series will be payable;

•	the interest rate which the debt securities of that series will bear and the interest payment dates for the debt securities of that series;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities of that series;

•	whether the debt securities of that series are entitled to any guarantees of any of our Subsidiaries;

•	whether the debt securities of that series may be issued in amounts other than $1,000 each or integral multiples of $1,000;

•	any changes to or additional Events of Default;

•	any affirmative or negative covenants relating to such series; and

•	any other terms of the debt securities of that series.

This description of debt securities will be deemed modified, amended or supplemented by any description of any series of debt securities set forth in a prospectus supplement related to that series.

The prospectus supplement will also describe any material United States federal income tax consequences or other special considerations regarding the applicable series of debt securities, including those relating to:

•	debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula, including changes in prices of particular securities, currencies or commodities;

•	debt securities with respect to which principal, premium or interest is payable in a foreign or composite currency;

•	debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates; and

•	variable rate debt securities that are exchangeable for fixed rate debt securities.

At our option, we may make interest payments by check mailed to the registered holders of debt securities or, if so stated in the applicable prospectus supplement, at the option of a holder by wire transfer to an account designated by the holder.

Unless otherwise provided in the applicable prospectus supplement, fully registered securities may be transferred or exchanged at the office of the Trustee at which its corporate trust business is principally administered in the United States, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any applicable tax or governmental charge.

Any funds we pay to a paying agent for the payment of amounts due on any debt securities that remain unclaimed for two years will be returned to us, and the holders of the debt securities must look only to us for payment after that time.

Covenants

The Indenture contains the following two covenants for the benefit of the holders of all series of debt securities:

Merger, Amalgamation, Consolidation and Sale of Assets

We will not merge, amalgamate or consolidate with or into any other Person or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any Person, whether in a single transaction or series of related transactions, unless:

•	we are the surviving Person in the case of a merger, or the resulting, surviving or transferee entity if other than us:

–	is a partnership, limited liability company or corporation organized under the laws of the United States, a state thereof or the District of Columbia; and

–	expressly assumes by supplemental indenture satisfactory to the trustee all of our obligations under the Indenture and the debt securities;

•	immediately after giving effect to the transaction or series of transactions, no Default or Event of Default has occurred or is continuing; and

•	we have delivered to the Trustee an officers’ certificate and opinion of counsel, each stating that the merger, amalgamation, consolidation, sale, conveyance, transfer, lease or other disposition, and if a supplemental indenture is required, the supplemental indenture, comply with the conditions set forth above and any other applicable provisions of the Indenture.

In the case of any such merger, amalgamation, consolidation or sale of assets where we are not the surviving Person, the resulting, surviving or transferee Person will be substituted for us under the Indenture. If we sell or otherwise dispose of (except by lease) all or substantially all of our assets and the above stated requirements are satisfied, we will be released from all our liabilities and obligations under the Indenture and the debt securities. If we lease all or substantially all of our assets, we will not be so released from our obligations under the Indenture and the debt securities.

Reports

So long as any debt securities are outstanding, we will:

•	file with the Trustee, within 15 days after we file them with the SEC, copies of the annual reports and of the information, documents and other reports which we are required to file with the SEC pursuant to the Exchange Act; and

•	if we are not required to file information with the SEC pursuant to the Exchange Act, file with the Trustee, within 15 days after we would have been required to file with the SEC, and provide holders of the debt securities with, annual reports and information, documents and other reports comparable to what we would have been required to file with the SEC had we been subject to the reporting requirements of the Exchange Act.

Other Covenants

A series of debt securities may contain additional financial and other covenants applicable to us and our Subsidiaries. The applicable prospectus supplement will contain a description of any such covenants that are added to the Indenture specifically for the benefit of holders of a particular series of debt securities.

Events of Default, Remedies and Notice

Events of Default

Unless otherwise indicated in an accompanying prospectus supplement, each of the following events will be an “Event of Default” under the Indenture with respect to a series of debt securities:

•	default in any payment of interest on any debt securities of that series when due that continues for 30 days;

•	default in the payment of principal of or premium, if any, on any debt securities of that series when due at its stated maturity, upon redemption, upon required repurchase or otherwise;

•	default in the payment of any sinking fund payment, if any, on any debt securities of that series when due;

•	failure to comply for 60 days after notice with our other agreements contained in the Indenture, any supplement to the Indenture or any board resolution authorizing the issuance of that series; or

•	our bankruptcy, insolvency or reorganization.

Exercise of Remedies

An Event of Default for a particular series of debt securities will not necessarily constitute an Event of Default for any other series of debt securities that may be outstanding under the Indenture. If an Event of Default occurs with respect to a series of debt securities, other than an Event of Default described in the fifth bullet point above, and is continuing, the

Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the entire principal of, premium, if any, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable immediately. If an Event of Default described in the fifth bullet point above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all outstanding debt securities of all series will become immediately due and payable without any declaration of acceleration or other act on the part of the Trustee or any holders.

A default under the fourth bullet point above will not constitute an Event of Default with respect to a series of debt securities until the Trustee or the holders of 25% in principal amount of the outstanding debt securities of that series notify us of the default and such default is not cured within 60 days after receipt of notice.

The holders of a majority in principal amount of the outstanding debt securities of a series may rescind any declaration of acceleration by the Trustee or the holders with respect to the debt securities of that series, but only if:

•	rescinding the declaration of acceleration would not conflict with any judgment or decree of a court of competent jurisdiction; and

•	all existing Events of Default with respect to that series have been cured or waived, other than the nonpayment of principal, premium or interest on the debt securities of that series that have become due solely by the declaration of acceleration.

The Trustee will be under no obligation, except as otherwise provided in the Indenture, to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any costs, liability or expense that may be incurred in exercising such rights or powers. No holder of debt securities of any series may pursue any remedy with respect to the Indenture or the debt securities of that series, unless:

•	such holder has previously given the Trustee notice that an Event of Default with respect to that series is continuing;

•	holders of at least 25% in principal amount of the outstanding debt securities of that series have requested that the Trustee pursue the remedy;

•	such holders have offered the Trustee reasonable indemnity or security against any cost, liability or expense to be incurred in pursuit of the remedy;

•	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity or security; and

•	the holders of a majority in principal amount of the outstanding debt securities of that series have not given the Trustee a direction that is inconsistent with such request within such 60-day period.

This provision does not, however, affect the right of a holder to sue for enforcement of any overdue payment respecting its own debt securities.

The holders of a majority in principal amount of the outstanding debt securities of each series have the right, subject to certain restrictions, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any right or power conferred on the Trustee with respect to that series of debt securities. The Trustee, however, may refuse to follow any direction that:

•	conflicts with law;

•	is inconsistent with any provision of the Indenture;

•	the Trustee determines is unduly prejudicial to the rights of any other holder; or

•	would involve the Trustee in personal liability.

Notice of Events of Default

Upon the occurrence of a Default or an Event of Default, we are required to give written notice to the Trustee and indicate what action we propose to take to cure it. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a compliance certificate indicating that we have complied with all covenants contained in the Indenture or whether any Default or Event of Default has occurred during the previous year.

If a Default with respect to the debt securities of a particular series occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of debt securities of that series a notice of the Default within 90 days after the Default occurs. Except in the case of a Default in the payment of principal, premium, if any, or interest with respect to the debt securities of any series, the Trustee may withhold such notice, but only if and so long as the board of directors, the executive committee or a committee of directors or responsible officers of the Trustee in good faith determines that withholding such notice is in the interests of the holders of debt securities of that series.

Amendments and Waivers

We may amend the Indenture without the consent of any holder of debt securities to:

•	cure any ambiguity, defect or inconsistency;

•	make any change in respect of any other series of debt securities issued under the Indenture that is not applicable to such series;

•	provide for the assumption by a successor of our obligations under the Indenture;

•	secure the debt securities;

•	add covenants for the protection of the holders or surrender any right or power conferred upon us;

•	make any change that does not adversely affect the rights of any holder;

•	add or appoint a successor or separate Trustee;

•	comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act; or

•	establish the form or terms of debt securities of any series to be issued under the Indenture.

In addition, we may amend the Indenture if the holders of a majority in principal amount of all debt securities of each series that would be affected then outstanding under the Indenture consent to it. We may not, however, without the consent of each holder of any outstanding debt securities that would be affected, amend the Indenture to:

•	reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment;

•	reduce the rate of or extend the time for payment of interest on any debt securities;

•	reduce the principal of or extend the stated maturity of any debt securities;

•	reduce the premium payable upon the redemption of any debt securities or change the time at which any debt securities may or shall be redeemed;

•	make any debt securities payable in other than U.S. dollars;

•	impair the right of any holder to receive payment of premium, if any, principal or interest with respect to such holder’s debt securities on or after the applicable due date;

•	impair the right of any holder to institute suit for the enforcement of any payment with respect to such holder’s debt securities;

•	release any security that has been granted in respect of the debt securities, other than in accordance with the Indenture;

•	make any change to an amendment provision which requires each holder’s consent; or

•	make any change in the waiver provisions.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, we are required to mail to all holders of debt securities of an affected series a notice briefly describing the amendment. The failure to give, or any defect in, such notice, however, will not impair or affect the validity of the amendment.

The holders of a majority in principal amount of the outstanding debt securities of each affected series may, on behalf of all holders of debt securities of that series, waive any past Default or Event of Default with respect to that series, except one in respect of:

•	the payment of principal of, premium, if any, or interest on any debt securities of that series; or

•	a provision of the Indenture that cannot be amended without the consent of the holder of each outstanding debt security affected.

Defeasance and Discharge

At any time, we may terminate all our obligations under the Indenture as they relate to a particular series of debt securities, which we call a “legal defeasance.” If we decide to make a legal defeasance, however, we may not terminate some of our obligations under the Indenture, including our obligations:

•	relating to the defeasance trust, including the rights of holders to receive payments from the trust;

•	to register the transfer or exchange of the debt securities of that series;

•	to replace mutilated, destroyed, lost or stolen debt securities of that series; or

•	to maintain a registrar and paying agent in respect of the debt securities of that series.

At any time we may also effect a “covenant defeasance,” which means we have elected to terminate our obligations under or the operation of:

•	some of the covenants applicable to a series of debt securities, including any covenant that is added specifically for such series and is described in a prospectus supplement; and

•	any Event of Default that is added specifically for such series and described in a prospectus supplement.

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the defeased series of debt securities may not be accelerated because of an Event of Default with respect to that series. If we exercise our covenant defeasance option, payment of the defeased series of debt securities may not be accelerated because of an Event of Default that is added specifically for such series and described in a prospectus supplement.

In order to exercise either defeasance option, we must:

•	irrevocably deposit in trust with the Trustee money or U.S. government obligations for the payment of principal, premium, if any, and interest on the series of debt securities to redemption or stated maturity, as the case may be;

•	comply with certain other conditions, including that no Default with respect to that series has occurred and is continuing after the deposit in trust; and

•	deliver to the Trustee an opinion of counsel to the effect that holders of the series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

In the event of any legal defeasance, holders of the debt securities of the defeased series would be entitled to look only to the trust fund for payment of principal of and any premium and interest on their debt securities through maturity.

Although the amount of money and U.S. government obligations on deposit with the Trustee would be intended to be sufficient to pay amounts due on the debt securities of a defeased series at the time of their stated maturity, if we exercise our covenant defeasance option for the debt securities of any series and the debt securities are declared due and payable because of the occurrence of an Event of Default, such amount may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from such Event of Default. We would remain liable for such payments, however.

In addition, we may discharge all our obligations under the Indenture with respect to debt securities of a particular series, other than our obligation to register the transfer of and exchange such debt securities, provided that we either:

•	deliver all outstanding debt securities of such series to the Trustee for cancellation; or

•	all such debt securities not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are called for redemption within one year, and in the case of this bullet point, we have deposited with the Trustee in trust an amount of cash sufficient to pay the entire indebtedness of such debt securities, including interest to the stated maturity or applicable redemption date.

Book Entry, Delivery and Form

We may issue debt securities of a series in the form of one or more global certificates deposited with a depositary. We expect that The Depository Trust Company, New York, New York, or “DTC,” will act as depositary. If we issue debt securities of a series in book-entry form, we will issue one or more global certificates that will be registered in the name of DTC’s nominee, Cede & Co., and deposited with or on behalf of DTC, and we will not issue physical certificates to any holder. A global security may not be transferred unless it is exchanged in whole or in part for a certificated security, except that DTC, its nominees and their successors may transfer a global security as a whole to one another.

DTC will keep a computerized record of its participants, such as a broker, whose clients have purchased the debt securities. The participants will then keep records of their clients who purchased the debt securities.

Beneficial interests in global securities will be shown on, and transfers of beneficial interests in global securities will be made only through, records maintained by DTC and its participants.

DTC advises us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the United States Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Exchange Act.

DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. The rules that apply to DTC and its participants are on file with the SEC.

DTC holds securities that its participants deposit with DTC. DTC also records the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants’ accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

We will wire principal, premium, if any, and interest payments due on the global securities to DTC’s nominee. We, the Trustee and any paying agent will treat DTC’s nominee as the owner of the global securities for all purposes. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

It is DTC’s current practice, upon receipt of any payment of principal, premium, if any, or interest, to credit participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to participants, whose accounts are credited with debt securities on a record date, by using an omnibus proxy.

Payments by participants to owners of beneficial interests in the global securities, as well as voting by participants, will be governed by the customary practices between the participants and the owners of beneficial interests, as is the case with debt securities held for the account of customers registered in “street name.”

Payments to holders of beneficial interests are the responsibility of the participants and not of DTC, the Trustee or us.

Beneficial interests in global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and in any case a successor depositary is not appointed by us within 90 days; or

•	we determine not to require all of the debt securities of a series to be represented by a global security and notify the Trustee of our decision.

The Trustee

The prospectus supplement relating to any series of debt securities will identify the Trustee.

The Indenture limits the right of the Trustee, if it becomes our creditor, to obtain payment of claims in some cases, or to realize for its own account on property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in some other transactions. However, if it acquires any conflicting interest after a Default has occurred under the Indenture and is continuing, it must eliminate the conflict or resign as Trustee.

If an Event of Default occurs and is not cured or waived, the Trustee is required to exercise such of the rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of debt securities unless they have offered to the Trustee reasonable security and indemnity against the costs and liabilities that it may incur.

The Trustee may be a depositary for funds of, may make loans to and may perform other routine banking services for us and our affiliates in the normal course of business.

Governing Law

The Indenture and the debt securities will be governed by the laws of the State of New York.

Certain Definitions

As used in this description:

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person,

•	any other Person of which more than 50% of the total voting power of capital interests (without regard to any contingency to vote in the election of directors, managers, trustees, or equivalent persons), at the time of such determination, is owned or controlled, directly or indirectly, by such Person or one or more of the Subsidiaries of such Person;

•	in the case of a partnership, any Person of which more than 50% of the partners’ capital interests (considering all partners’ capital interests as a single class), at the time of such determination, is owned or controlled, directly or indirectly, by such Person or one or more of the Subsidiaries of such Person; or

•	any other Person in which such Person or one or more of the Subsidiaries of such Person have the power to control, by contract or otherwise, the board of directors, managers, trustees or equivalent governing body of, or otherwise control, such other Person.

DESCRIPTION OF CAPITAL STOCK

As of July 21, 2003, our authorized capital stock was 75,000,000 shares. Those shares consisted of: (a) 15,000,000 shares of preferred stock, none of which were outstanding; and (b) 60,000,000 shares of common stock, no par value, of which 41,579,114 shares were outstanding.

Common Stock

Listing

Our outstanding shares of common stock are listed on the New York Stock Exchange under the symbol “RYN”. Any additional common stock we issue also will be listed on the New York Stock Exchange.

Dividends

Subject to the rights of any series of preferred stock that we may issue, the holders of common stock may receive dividends when and as declared by the board of directors. Dividends may be paid in cash, stock or other form out of legally available funds.

Fully Paid

All outstanding shares of common stock are fully paid and non-assessable. Any additional common stock we issue will also be fully paid and non-assessable.

Voting Rights

Subject to any special voting rights of any series of preferred stock that we may issue in the future, the holders of common stock may vote one vote for each share held in the election of directors and on all other matters voted upon by our stockholders. Holders of common stock may not cumulate their votes in the election of directors.

Other Rights

We will notify common stockholders of any stockholders’ meetings according to applicable law. If we liquidate, dissolve or wind-up our business, either voluntarily or not, common stockholders will share equally in the assets remaining after we pay our creditors and preferred stockholders, if any. The holders of common stock have no preemptive rights. Shares of common stock are not subject to any redemption provisions and are not convertible into any other securities.

Preferred Stock

The following description sets forth certain general terms and provisions of our authorized preferred stock. If we offer preferred stock, the specific designations and rights will be described in the prospectus supplement relating to the preferred stock offered, including the following terms:

•	the title of the preferred stock;

•	the series, the number of shares offered and the liquidation value of the preferred stock;

•	the price at which the preferred stock will be issued;

•	the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

•	the liquidation preference of the preferred stock;

•	the voting rights of the preferred stock;

•	whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

•	whether the preferred stock is convertible or exchangeable for any other securities, and the terms of any such conversion;

•	any listing of the preferred stock on any securities exchange;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation and dissolution or winding up; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

Our articles of incorporation limit the amount any holder of preferred stock is entitled to receive upon an involuntary liquidation of Rayonier Inc. to $100 per preferred share. The description of the terms of the preferred stock to be set forth in an applicable prospectus supplement will not be complete and will be subject to and qualified in its entirety by reference to the articles of amendment relating to the applicable series of preferred stock. The registration statement of which this prospectus forms a part will include the articles of amendment as an exhibit or incorporate it by reference.

Our board of directors can, without approval of stockholders, issue one or more series of preferred stock. Subject to the provisions of our articles of incorporation and limitations prescribed by North Carolina law, our board of directors may adopt resolutions to determine the number of shares of each series and the rights, preferences and limitations of each series, including the dividend rights, voting rights, conversion rights, redemption rights and any liquidation preferences of any wholly unissued series of preferred stock, the number of shares constituting each series and the terms and conditions of issue. Under certain circumstances, preferred stock could restrict dividend payments to holders of our common stock.

Undesignated preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest,

merger or otherwise, and to thereby protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of the holders of our common stock. For example, any preferred stock issued may rank prior to our common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. As a result, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock or any existing preferred stock.

The preferred stock will, when issued, be fully paid and non-assessable.

Anti-Takeover Provisions

Certain provisions in our articles of incorporation and bylaws may encourage persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the board of directors rather than pursue non-negotiated takeover attempts.

Classified board of directors and limitations on removal of directors

Our articles of incorporation provide that the board of directors is divided into three classes as nearly equal in number as possible. The directors of each class are elected for three-year terms, and the terms of the three classes are staggered so that directors from a single class are elected at each annual meeting of stockholders. Directors can be removed only for cause. A staggered board makes it more difficult for stockholders to change the majority of the directors and instead promotes a continuity of existing management.

Blank check preferred stock

Our certificate of incorporation authorizes the issuance of blank check preferred stock. The board of directors can set the voting rights, redemption rights, conversion rights and other rights relating to such preferred stock and could issue such stock in either private or public transactions. In some circumstances, the blank check preferred stock could be issued and have the effect of preventing a merger, tender offer or other takeover attempt that the board of directors opposes.

Amendment to our bylaws

Our bylaws may be amended or repealed by our board of directors, including any bylaw adopted, amended or repealed by our shareholders.

North Carolina Shareholder Protection Act

The North Carolina Shareholder Protection Act generally requires the affirmative vote of 95% of a public corporation’s voting shares to approve a “business combination” with any person that a majority of continuing directors determines beneficially owns, directly or indirectly, more than 20% of the voting shares of the corporation (or ever owned more than 20% and is still an “affiliate” of the corporation) unless the fair price provisions and the procedural provisions of the act are satisfied.

“Business combination” is defined by the statute as (i) any merger, consolidation or conversion of a corporation with or into any other entity, (ii) any sale or lease of all or any substantial part of the corporation’s assets to any other entity, or (iii) any purchase or lease from any other entity of assets having a value of more than $5,000,000 in exchange for securities of the corporation.

The act contains provisions that allowed a corporation to “opt out” of the applicability of the act’s voting provisions within specified time periods that generally have expired. The act applies to Rayonier since we did not opt out within these time periods.

Special Meetings of Shareholders

Neither our articles of incorporation nor our bylaws give shareholders the right to call a special meeting of shareholders. Our bylaws provide that special meetings of shareholders may be called only by our board of directors.

Limitation of Liability of Officers and Directors

Our articles of incorporation limit the liability of our directors to us and our stockholders to the fullest extent permitted by North Carolina law. Specifically, our directors will not be personally liable for monetary damages for breach of a director’s duty in such capacity, except for liability:

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for unlawful distributions as provided in Section 55-8-33 of the North Carolina Business Corporation Act; or

•	for any transaction from which the officer or director derived an improper personal benefit.

Our articles of incorporation also provide indemnification to our directors and officers to the maximum extent allowed by North Carolina law as it exists now or may hereafter be amended. Our directors and officers generally are entitled to indemnity against all liabilities and expenses in any suit or preceding, including a derivative suit, arising out of their status or activities as directors or officers, unless the actions taken by the individual to be indemnified were at the time taken known or believed by him to be clearly in conflict with our best interests.

The inclusion of these provisions in our articles of incorporation may reduce the likelihood of derivative litigation against our directors, and may discourage or deter stockholders or management from bringing a lawsuit against our directors for breach of their duties, even though such an action, if successful, might have otherwise benefitted us and our stockholders. These provisions do not alter the liability of directors under federal securities laws and do not affect the right to sue (nor to recover monetary damages) under federal securities laws for violations thereof.

Transfer Agent and Registrar

Our transfer agent and registrar of the common stock is The Bank of New York.

PLAN OF DISTRIBUTION

We may sell securities pursuant to this prospectus (1) through agents; (2) through underwriters or dealers; (3) directly to one or more purchasers, including our affiliates and stockholders in a rights offering; or (4) through a combination of any of these methods. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price or initial public offering price of the securities;

•	the net proceeds from the sale of the securities;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Securities offered by us pursuant to this prospectus may be sold through agents designated by us. Unless otherwise indicated in the prospectus supplement, any such agent is acting on a best efforts basis for the period of its appointment.

If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Unless otherwise indicated in the prospectus supplement, the underwriters must purchase all the securities of the series offered by a prospectus supplement if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

If dealers are used in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Securities offered by us pursuant to this prospectus may also be sold directly by us. In this case, no underwriters or agents would be involved.

We may authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase offered securities providing for payment and delivery on a future date specified in the prospectus supplement. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, education and charitable institutions and such other institutions as may be approved by us. The obligations of any such purchasers under such delayed delivery and payment arrangements will be subject to the condition that the purchase of the offered securities will not at the time of delivery be prohibited under applicable law. The underwriters and such agents will not have any responsibility with respect to the validity or performance of such contracts.

Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in the applicable prospectus supplement.

The securities (other than common stock) offered by this prospectus and any prospectus supplement, when first issued, will have no established trading market. Any underwriters or agents to or through whom such securities are sold by us for public offering and sale may make a market in such securities, but these underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you as to the liquidity of the trading market for any of these securities (other than common stock).

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute with respect to payments that the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

LEGAL MATTERS

The validity of any offered securities will be passed upon for us by our North Carolina counsel, Womble Carlyle Sandridge & Rice, PLLC, Research Triangle Park, North Carolina. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

The consolidated financial statements and the related financial statement schedules incorporated herein by reference from the Annual Report on Form 10-K of Rayonier Inc. for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities covered by this Registration Statement, other than underwriting discounts and commissions. All of the expenses will be borne by us except as otherwise indicated.

SEC Registration fee	$40,450
Fees and expenses of accountants	6,000
Fees and expenses of legal counsel	70,000
Fees and expenses of trustee	15,000
Printing and engraving expenses	3,000
Miscellaneous expenses	5,550

Total	$140,000

Item 15.	Indemnification of Directors and Officers.

Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, the statutes provide that (1) a corporation must indemnify a director or officer who is wholly successful, on the merits or otherwise, in his defense of a proceeding or a threatened proceeding to which he is a party or a threatened party because of his status as such, except to the extent limited or eliminated in the corporation’s articles of incorporation, and (2) a corporation may, but is not required to, indemnify a director or officer if he is not wholly successful in such defense, if it is determined that the director or officer meets certain standards of conduct, provided, however, when a director or officer is liable to the corporation or is adjudged liable on the basis that personal benefit was improperly received by him, the corporation may not indemnify him. A director or officer of a corporation who is a party to a proceeding may also apply to the courts for indemnification, unless the articles of incorporation provide otherwise, and the court may order indemnification in certain circumstances set forth in the statute. A corporation may, in its articles of incorporation or bylaws or by contract or resolution, provide indemnification in addition to that provided by statute, subject to certain conditions.

Our articles of incorporation obligate us, to the maximum extent permitted by North Carolina law, to indemnify our directors and officers against all liabilities and expenses (including reasonable attorney’s fees) incurred in connection with any suit or proceeding. This right to indemnification includes the right of a director or officer to be paid expenses in advance of the final disposition of any proceeding upon receipt of an undertaking to repay such amount. Our articles of incorporation also provide that, to the full extent permitted by law, a director shall not be personally liable for monetary damages for breach of any duty as a director.

Reference is made to Article VI and Article VII of our amended and restated articles of incorporation of the Company filed as an exhibit to our Registration Statement on Form S-8 filed on February 28, 1994 (Registration No. 33-52437).

We have in effect insurance policies indemnifying our directors and officers and those of our subsidiaries, against civil liabilities of such directors and officers.

In addition, we have indemnification agreements in effect between us and each of our directors and officers.

Any underwriters, dealers or agents who execute any of the underwriting agreements referred to in Exhibit 1 to this Registration Statement will agree to indemnify our directors and our officers who signed the Registration Statement against certain liabilities which might arise under the Securities Act of 1933, as amended, from information furnished to Rayonier by or on behalf of any such indemnifying party.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.	Exhibits.

The following documents are filed as exhibits to this Registration Statement, including those exhibits incorporated herein by reference to a prior filing under the Securities Act or the Securities Exchange Act of 1934, as amended, as indicated in parentheses:

Exhibit Number			Exhibits

1.1	*	—	Form of Underwriting Agreement.

2.1		—	Purchase and Sale Agreement dated July 28, 1999 between Rayonier Inc. and Jefferson Smurfit Corporation (U.S.) (incorporated by reference to Exhibit 2.1 to the Registrant’s November 12, 1999 Current Report on Form 8-K/A, Amendment No. 1).

2.2		—	First Amendment to the Purchase and Sale Agreement dated October 25, 1999 between Rayonier Inc. and Jefferson Smurfit Corporation (U.S.) (incorporated by reference to Exhibit 2.2 to the Registrant’s November 12, 1999 Current Report on Form 8-K/A, Amendment No. 1).

2.3		—	Assignment and Assumption Agreement dated October 25, 1999 between Jefferson Smurfit Corporation (U.S.) and Timber Capital Holdings LLC (incorporated by reference to Exhibit 2.3 to the Registrant’s November 12, 1999 Current Report on Form 8-K/A, Amendment No. 1).

Exhibit Number			Exhibits

2.4		—	Assignment Agreement dated October 25, 1999 between Rayonier Inc. and Rayonier Timberlands Operating Company, L.P. (incorporated by reference to Exhibit 2.4 to the Registrant’s November 12, 1999 Current Report on Form 8-K/A, Amendment No. 1).

3.1		—	Amended and Restated Articles of Incorporation of Rayonier Inc. (incorporated by reference to Exhibit 4(a) to the Registrant’s February 28, 1994 Registration Statement on Form S-8 (Registration No. 33-52437)).

3.2		—	Bylaws of Rayonier Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s June 30, 2002 Quarterly Report on Form 10-Q).

4.1		—	Indenture dated as of September 1, 1992 between Rayonier Inc. and Bankers Trust Company, as Trustee, with respect to certain debt securities of Rayonier Inc. (incorporated by reference to Exhibit 4.1 to the Registrant’s December 31, 1993 Annual Report on Form 10-K).

4.2		—	First Supplemental Indenture dated as of December 13, 1993 (incorporated by reference to Exhibit 4.2 to the Registrant’s December 31, 1993 Annual Report on Form 10-K).

4.3		—	Three Year Credit Agreement dated effective November 19, 2001 among Rayonier Inc. as Borrower, the banks named therein as Initial Lenders, and Citibank, N.A. as Agent for the Lenders (incorporated by reference to Exhibit 4.4 to the Registrant’s December 31, 2001 Annual Report on Form 10-K).

4.4		—	Credit Agreement dated as of October 25, 1999 between Rayonier Timberlands Operating Company, L.P. and Credit Suisse First Boston, Morgan Stanley Senior Funding, Inc. and Citibank, N.A. (incorporated by reference to Exhibit 4.1 to the Registrant’s September 30, 1999 Quarterly Report on Form 10-Q).

4.5		—	Note Purchase Agreement dated as of October 25, 1999 between Rayonier Timberlands Operating Company, L.P. and Timber Capital Holdings LLC (incorporated by reference to Exhibit 4.2 to the Registrant’s September 30, 1999 Quarterly Report on Form 10-Q).

4.6		—	Other instruments defining the rights of security holders, including indentures (Not required to be filed. The Registrant hereby agrees to file with the Commission a copy of any other instrument defining the rights of holders of the Registrant’s long-term debt upon request of the Commission).

4.7	***	—	Form of Indenture for Debt Securities.

Exhibit Number			Exhibits

4.8	**	—	Articles of amendment setting forth the terms of the preferred stock.

5.1	***	—	Opinion of Womble Carlyle Sandridge & Rice, PLLC relating to the legality of the securities being registered.

12.1	***	—	Statement of Computations of Ratios of Earnings to Fixed Charges and Earnings to Fixed Charges plus Preferred Stock Dividends.

23.1	***	—	Consent of Deloitte & Touche LLP.

23.2	***	—	Consent of Womble Carlyle Sandridge & Rice, PLLC (included in Exhibit 5.1).

24.1	***	—	Powers of Attorney (contained on page II-8).

25.1	****	—	Statement of Eligibility of Trustee.

*	The Registrant will file any underwriting agreement relating to debt securities, common stock or preferred stock that it may enter into as an exhibit to a Current Report on Form 8-K or in a post-effective amendment to this Registration Statement.
**	The Registrant will file any articles of amendment relating to a series of preferred stock as an exhibit to a Current Report on Form 8-K or in a post-effective amendment to this Registration Statement.
***	Filed herewith.
****	See Undertakings Item 17(e).

Item 17.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in Item 15, any charter provision, bylaw, contract, arrangement, statute or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida on the 21st day of July, 2003.

RAYONIER INC.

By:	/s/ W. L. NUTTER
Name: W. L. Nutter Title: Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Gerald J. Pollack and W. Lee Nutter and each of them, either one of whom may act without the joinder of the other, as his or her true and lawful attorney-in-fact, with full power of substitution and re-substitution for him or her in any and all capacities, to sign on his or her behalf any and all amendments and post-effective amendments to this Registration Statement, or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits hereto and other documents in connection therewith or in connection with the registration of the securities under the Securities Act of 1934, as amended, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorneys-in-fact and agents or his or her substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on July 21, 2003.

Signature	Title

/s/ W. L. NUTTER W. L. Nutter	Chairman, President and Chief Executive Officer

/s/ GERALD J. POLLACK Gerald J. Pollack	Senior Vice President and Chief Financial Officer

/s/ HANS VANDEN NOORT Hans Vanden Noort	Vice President and Corporate Controller

/s/ RAND V. ARASKOG Rand V. Araskog	Director

/s/ RONALD M. GROSS Ronald M. Gross	Director

/s/ PAUL G. KIRK, JR. Paul G. Kirk, Jr.	Director

/s/ KATHERINE D. ORTEGA Katherine D. Ortega	Director

Signature	Title

/s/ BURNELL R. ROBERTS Burnell R. Roberts	Director

/s/ CARL S. SLOANE Carl S. Sloane	Director

/s/ RONALD TOWNSEND Ronald Townsend	Director

/s/ GORDON I. ULMER Gordon I. Ulmer	Director

INDEX TO EXHIBITS

Exhibit Number			Exhibits

1.1	*	—	Form of Underwriting Agreement.

2.1		—	Purchase and Sale Agreement dated July 28, 1999 between Rayonier Inc. and Jefferson Smurfit Corporation (U.S.) (incorporated by reference to Exhibit 2.1 to the Registrant’s November 12, 1999 Current Report on Form 8-K/A, Amendment No. 1).

2.2		—	First Amendment to the Purchase and Sale Agreement dated October 25, 1999 between Rayonier Inc. and Jefferson Smurfit Corporation (U.S.) (incorporated by reference to Exhibit 2.2 to the Registrant’s November 12, 1999 Current Report on Form 8-K/A, Amendment No. 1).

2.3		—	Assignment and Assumption Agreement dated October 25, 1999 between Jefferson Smurfit Corporation (U.S.) and Timber Capital Holdings LLC (incorporated by reference to Exhibit 2.3 to the Registrant’s November 12, 1999 Current Report on Form 8-K/A, Amendment No. 1).

2.4		—	Assignment Agreement dated October 25, 1999 between Rayonier Inc. and Rayonier Timberlands Operating Company, L.P. (incorporated by reference to Exhibit 2.4 to the Registrant’s November 12, 1999 Current Report on Form 8-K/A, Amendment No. 1).

3.1		—	Amended and Restated Articles of Incorporation of Rayonier Inc. (incorporated by reference to Exhibit 4(a) to the Registrant’s February 28, 1994 Registration Statement on Form S-8 (Registration No. 33-52437)).

3.2		—	Bylaws of Rayonier Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s June 30, 2002 Quarterly Report on Form 10-Q).

4.1		—	Indenture dated as of September 1, 1992 between Rayonier Inc. and Bankers Trust Company, as Trustee, with respect to certain debt securities of Rayonier Inc. (incorporated by reference to Exhibit 4.1 to the Registrant’s December 31, 1993 Annual Report on Form 10-K).

4.2		—	First Supplemental Indenture dated as of December 13, 1993 (incorporated by reference to Exhibit 4.2 to the Registrant’s December 31, 1993 Annual Report on Form 10-K).

4.3		—	Three Year Credit Agreement dated effective November 19, 2001 among Rayonier Inc. as Borrower, the banks named therein as Initial Lenders, and Citibank, N.A. as Agent for the Lenders (incorporated by reference to Exhibit 4.4 to the Registrant’s December 31, 2001 Annual Report on Form 10-K).

Exhibit Number			Exhibits

4.4		—	Credit Agreement dated as of October 25, 1999 between Rayonier Timberlands Operating Company, L.P. and Credit Suisse First Boston, Morgan Stanley Senior Funding, Inc. and Citibank, N.A. (incorporated by reference to Exhibit 4.1 to the Registrant’s September 30, 1999 Quarterly Report on Form 10-Q).

4.5		—	Note Purchase Agreement dated as of October 25, 1999 between Rayonier Timberlands Operating Company, L.P. and Timber Capital Holdings LLC (incorporated by reference to Exhibit 4.2 to the Registrant’s September 30, 1999 Quarterly Report on Form 10-Q).

4.6		—	Other instruments defining the rights of security holders, including indentures (Not required to be filed. The Registrant hereby agrees to file with the Commission a copy of any other instrument defining the rights of holders of the Registrant’s long-term debt upon request of the Commission).

4.7	***	—	Form of Indenture for Debt Securities.

4.8	**	—	Articles of amendment setting forth the terms of the preferred stock.

5.1	***	—	Opinion of Womble Carlyle Sandridge & Rice, PLLC relating to the legality of the securities being registered.

12.1	***	—	Statement of Computations of Ratios of Earnings to Fixed Charges and Earnings to Fixed Charges plus Preferred Stock Dividends.

23.1	***	—	Consent of Deloitte & Touche LLP.

23.2	***	—	Consent of Womble Carlyle Sandridge & Rice, PLLC (included in Exhibit 5.1).

24.1	***	—	Powers of Attorney (contained on page II-8).

25.1	****	—	Statement of Eligibility of Trustee.

*	The Registrant will file any underwriting agreement relating to debt securities, common stock or preferred stock that it may enter into as an exhibit to a Current Report on Form 8-K or in a post-effective amendment to this Registration Statement.
**	The Registrant will file any articles of amendment relating to a series of preferred stock as an exhibit to a Current Report on Form 8-K or in a post-effective amendment to this Registration Statement.
***	Filed herewith.
****	See Undertakings Item 17(e).